Exhibit 99.1
Western Gas Partners Acquires Midstream Assets From Anadarko
HOUSTON, Feb 01, 2010 (BUSINESS WIRE) — Western Gas Partners, LP (NYSE:WES) today announced that it has acquired certain midstream assets located in southwest Wyoming from Anadarko Petroleum Corporation (NYSE:APC) for total consideration of $254.4 million.
“We are pleased to begin the new year with our third and largest acquisition since our initial public offering,” said Western Gas Partners’ President and Chief Executive Officer Don Sinclair. “We expect the acquisition to be immediately accretive to distributable cash flow, and believe these assets have significant potential for organic growth by serving the prolific Moxa, Pinedale, and Jonah fields.”
Western Gas purchased Anadarko’s 100% ownership interest in two systems: (i) the Granger Gathering System — a 750-mile gathering system with related compression and other facilities, and (ii) the Granger Plants — two cryogenic trains with combined capacity of 200 million cubic feet per day (MMcf/d), two refrigeration trains with capacity of 145 MMcf/d, an NGL (natural gas liquids) fractionation facility with capacity of 9,500 barrels per day, and ancillary equipment. The average throughput on these systems for the fourth quarter of 2009 was approximately 240 MMcf/d, with Anadarko throughput representing nearly half of this amount.
Contracts covering substantially all of the systems’ Anadarko-affiliated throughput were recently converted into 10-year, fee-based arrangements. To mitigate the remaining commodity price risk associated with this acquisition, the Partnership and Anadarko have entered into fixed-price commodity swap agreements through the end of 2014.
“These swap agreements cover all non-fee-based system volumes and will enhance cash flow visibility on these assets, keeping our distributable cash flow largely insulated from changes in commodity prices,” said Sinclair.
Given the recent change in the system contract mix, historic financial performance is not reflective of the assets’ forecasted future performance. Accordingly, the assets were valued using projected financial performance exclusive of transaction costs. The purchase price represents a multiple of 7.2x the system assets’ 2010 forecasted earnings before depreciation, interest and taxes.
The acquisition was financed primarily with a $210 million draw on the Partnership’s revolving credit facility plus cash on hand, as well as through the issuance of 620,689 common units to Anadarko and 12,667 general partner units to Western Gas Holdings, LLC, the Partnership’s general partner, at an implied price of approximately $20.08 per unit. Following the transaction, the Partnership will continue to have substantial additional borrowing capacity, both under its own standalone credit facility and through its $100 million of availability under Anadarko’s $1.3 billion committed credit facility.
The acquisition was approved and closed on January 29, 2010 with an effective date of January 1, 2010. Terms of the transaction were unanimously approved by the Board of Directors of the Partnership’s general partner and by the Board’s special committee, which is comprised entirely of independent directors. The special committee engaged Tudor, Pickering, Holt & Co. Securities, Inc. to act as its financial advisor and Bracewell & Giuliani LLP to act as its legal advisor.
Western Gas is scheduled to release its fourth-quarter and full-year results for 2009 after market close on March 10, 2010 and will host a conference call to discuss these results as well as its full-year guidance for 2010 on March 11, 2010. The full text of the release announcing the results will be available on the partnership’s Web site at http://www.westerngas.com. To access the live audio webcast of the conference call, please visit the investor relations section of the Web site. To participate via telephone, please dial 888.679.8034 and enter participant code 53653840. Please call in 10 minutes prior to the scheduled start time. A replay of the call will be available on the Web site for approximately two weeks following the conference call.
Western Gas Partners, LP is a growth-oriented Delaware limited partnership formed by Anadarko Petroleum Corporation (NYSE:APC) to own, operate, acquire and develop midstream energy assets. With midstream assets in East and West Texas, the Rocky Mountains and the Mid-Continent, the Partnership is engaged in the business of gathering, compressing, treating, processing and transporting natural gas for Anadarko and other producers and customers. For more information about Western Gas Partners, please visit http://www.westerngas.com.
This news release contains forward-looking statements. Western Gas Partners believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. These factors include the ability to meet financial guidance or distribution growth expectations; the ability to obtain new sources of natural gas supplies; the effect of fluctuations in commodity prices and the demand for natural gas and related products; and construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, as well as other factors described in the “Risk Factors” section of the Partnership’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission and other public filings and press releases by Western Gas Partners. Western Gas Partners undertakes no obligation to publicly update or revise any forward-looking statements.
SOURCE: Western Gas Partners, LP
Western Gas Partners, LP
Chris Campbell, CFA, 832-636-6012
chris.campbell@westerngas.com